UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010 (March 29, 2010)

KMG Chemicals, Inc.
(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Pkwy S., Suite 600, Houston, Texas	77099
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-600-3800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2010, we issued a press release announcing the consummation of the acquisition of the electronic chemicals business assets of General Chemical Performance Products LLP. (“General Chemical”) on March 29, 2010. A copy of the press release is furnished as Exhibit 99.1 hereto.

In connection with that acquisition, we amended our current credit facilities by entering into a second amendment to the amended and restated credit agreement and second amendment to the note purchase agreement, each of which became effective on March 29, 2010.

Additional information respecting the acquisition and the amended credit facilities are included in Items 2.01 and 2.03 of this report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The purchase of the electronic chemicals business of General Chemical was consummated on March 29, 2010. The purchased business includes chemical manufacturing equipment and facilities in Hollister, CA and equipment in Pittsburg, CA (Bay Point). The purchase price was $25.7 million. That purchase price included $7.2 million of inventory (at book value). We also expect to incur approximately $850,000 of additional liabilities related to the purchase, plus additional transaction expense.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The acquisition of the electronic chemicals business of General Chemical was financed with cash on hand and by borrowing approximately $25.0 million on the revolving loan facility under our existing credit facility. We entered into a (i) second amendment to amended and restated credit agreement to amend the credit agreement that we currently have with Wachovia Bank, National Association, Bank of America, N.A., The Prudential Insurance Company of America, and Pruco Life Insurance Company, and (ii) an amendment no. 2 to the note purchase agreement that we currently have with The Prudential Insurance Company of America, and Pruco Life Insurance Company. Both credit facilities were revised to allow the acquisition of the electronic chemicals business of General Chemical, to increase the maximum amount that may be borrowed under our current revolving loan facility from $30 million to $50 million, and to maintain the ratio of our funded debt to the sum of funded debt plus our equity owner’s Equity at the current 50% level until the maturity date.

A copy of the second amendment to the amended and restated credit facility is attached as Exhibit 10.47. A copy of amendment no. 2 to the note purchase agreement is attached as Exhibit 10.48.

Advances under revolving loan and the term loan mature December 31, 2012.  They each bear interest at varying rate of LIBOR plus a margin based on our funded debt to EBITDA.

Ratio of Funded Debt to EBITDA	Margin

Equal to or greater than 3.0 to 1.0	2.75%
Equal to or greater than 2.5 to 1.0, but less than 3.0 to 1.0	2.50%
Equal to or greater than 2.0 to 1.0, but less than 2.5 to 1.0	2.25%
Equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	2.00%
Less than 1.5 to 1.0	1.75%

Currently advances on the revolving loan and term loan bear interest at 1.98% (LIBOR plus 1.75%).  After the consummation of the General Chemical business acquisition at March 29, 2010, $25.0 million was outstanding on the revolving loan facility and $22.0 million was outstanding on the term loan facility. Principal payments on the term loan are $666,667 per month for the balance of the term prior to maturity

Advances under the note purchase agreement mature December 31, 2014, and bear interest at 7.43% per annum.  Principal is payable at maturity. At March 29, 2007, $20.0 million was outstanding under the note purchase agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.47	Second Amendment to Amended and Restated Credit Agreement dated March 18, 2010

10.48	Amendment No. 2 to Note Purchase Agreement and Limited Consent dated March 18, 2010

99.1	Press Release, dated March 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

Date: March 30, 2010	By:	/s/ John V. Sobchak

John V. Sobchak Chief Financial Officer